Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

CONTACT

Cipora Lavut, Board Chair and President

310 643-5300

clavut@aurasystems.com

Aura Systems Announces Settlement of Litigation with Former Director Robert Kopple

LAKE FOREST, CALIFORNIA March 18, 2022 Aura Systems Inc. (Symbol “AUSI”) announced today that it has reached an agreement with former director Robert Kopple and his related entities to resolve all remaining litigation between them stemming from litigation originally brought by Mr. Kopple against the company and various other defendants in 2017.

In connection with this litigation, Mr. Kopple and his entities claimed to be owed in excess of $13 million as a result of various loans made by them between 2013 and 2016. Additionally, Mr. Kopple and his entities were seeking the current equivalent of the approximately 23 million warrants, exercisable for seven years at a price of $0.10 per share, which they claimed should have been originally issued to them pursuant to a 2014 agreement with the company.

The settlement resolves all claims asserted against the company by the plaintiffs without any admission, concession or finding of any fault, liability or wrongdoing by the company.

Under the terms of the settlement, the company has agreed to pay an aggregate amount of $10 million over a period of seven years; $3 million of which is to be paid within approximately three months, after which, interest will accrue on the unpaid balance at a rate of 6%, compounded annually. All amounts, including all accrued interest, are to be paid no later than eight years from the date of the initial payment. The company may prepay any amount at any time without penalty. The plaintiffs will additionally receive seven-year warrants to purchase up to an aggregate of approximately 3.3 million shares of the company’s common stock at a price of $0.85 per share. The settlement also provides for standard mutual general release provisions and includes customary representations, warranties, and covenants, including certain increases in the amount payable and the right of the plaintiffs to enter judgment against the company if the company remains in uncured default in its payment obligations under the settlement.

“We are pleased to have resolved this litigation that has been ongoing since 2017,” stated Cipora Lavut, Board Chair and President of Aura. “With this matter now settled, we put behind us the uncertainty, risk, and distraction of further litigation in this case and can remain focused on executing important strategic objectives for Aura and building value for our stockholders” explained Ms. Lavut.

About Aura Systems

Aura Systems was founded in 1987 by a team of scientists and engineers as a defense industry think-tank. During the Cold War, Aura collaborated with the nation’s largest defense contractors as well as with the military itself on a host of both classified and non-classified “Star Wars” skunkworks programs. Today, Aura’s AuraGen® mobile power technology is deployed in more than 20 countries worldwide. With customers ranging from Fortune 500 companies to the world’s leading militaries, the AuraGen® family of power technology products represent a proven environmentally-conscience and economical solution for a wide range of applications.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely”, “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Aura’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation, and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended February 28, 2021, issued on June 1, 2021. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

For more information on Aura Systems, Inc. visit www.aurasystems.com